Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. ANNOUNCES INITIAL 2022 GUIDANCE

WITH SALES IN THE $925 MILLION AND $950 MILLION RANGE AND

EPS BETWEEN $2.80 AND $2.85

New York, New York, November 15, 2021: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that it expects 2022 net sales to be in the range of $925 and $950 million, resulting in net income per diluted share of between $2.80 and $2.85. Based upon the midrange of 2022 guidance, this represents a 16% increase in net sales and a 20% increase in diluted earnings per share compared to 2021 guidance of $810 million in net sales and $2.35 in net income per diluted share. Guidance assumes that the average dollar/euro average exchange rate remains at current levels and there is no significant resurgence of the COVID-19 pandemic.

Jean Madar, Chairman & CEO of Inter Parfums, Inc. noted, “The increase in net sales that we are forecasting is due to many factors. The addition of new brands, notably Ferragamo for the full year and Donna Karan and DKNY starting in July 2022, will be important contributors to the top line growth. Moreover, we have our first ever products for Moncler, Moncler Pour Homme and Moncler Pour Femme rolling out to thousands of doors early in the new year. Entirely new men’s fragrance pillars are launching for Coach, GUESS and Boucheron, plus flankers debuting for our largest brands as well as for many others.”

He went on to say, “Furthermore, the resumption of international travel should be the catalyst for the revival of our duty free/travel retail business. We also anticipate a reduction in supply chain disruptions, both from actions we are taking and from market forces in general. We continue to expect a large proportion of sales by European based operations to be conducted in the U.S. where we control distribution. That translates into booking wholesale rather than ex-factory sales. Finally, the modest increase in prices effective in 2022 will factor into the growth we are looking for in 2022. While we are highly enthusiastic about the prospects for our business in the coming year, we have tempered our guidance with caution in light of the resurgence of COVID-19 in certain parts of the world.”

Mr. Madar also noted, “We expect to continue to benefit from the operating leverage that comes with increased sales and remain committed to once again investing approximately 21% of net sales on advertising and promotion to support our brands and gain market share. Our search for compatible brands to enrich our fragrance portfolio remains a priority, and our newly established base of operations in Italy, plus our headquarters and management in Paris and New York, give us sufficient bandwidth to add and grow new fragrance franchises.”

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade New York, MCM, Moncler, Montblanc, Oscar de la Renta, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Inter Parfums, Inc. News Release	Page 2
November 15, 2021

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2020 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Devin Sullivan (212) 836-9608/dsullivan@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com